Exhibit 3.39

ARTICLES OF INCORPORATION

OF

VIRTUAL CYBER SYSTEMS, INC.

1.                                                                                       Name

The name of the Corporation is Virtual Cyber Systems, Inc.

2.                                                                                       Purpose.

The purpose for which this Corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the laws of Arizona, as they may be amended from time to time.

3.                                                                                       Initial Business.

The Corporation initially intends to conduct the business of rendering computer services.

4.                                                                                       Authorized_ Shares.

The Corporation shall have authority to issue 100,000 shares of Common Stock.

5.                                                                                       Statutory_ Agent. The name and address of the statutory agent of the Corporation is:

Frank G. Long

Gust Rosenfeld P.L.C.

201 North Central Avenue, Suite 3300

Phoenix, Arizona 85073

6.                                                                                       Board of Directors.

The initial board of directors shall consist of one director. The name and address of the person who is to serve as the director until the first annual meeting of shareholders or until his successor is elected and qualifies is:

Gary Arnold

1435 North Hayden Road

Scottsdale, Arizona 85257

The number of persons to serve on the board of directors thereafter shall be fixed by the Bylaws.

The initial officers of the Corporation, who shall serve at the pleasure of the board of directors, are:

Gary Arnold, President and Secretary

7.       Incorporators.

The name and address of the incorporator of the Corporation is:

Frank G. Long

201 North Central Avenue, Suite 3300

Phoenix, Arizona 85073

All powers, duties and responsibilities of the incorporators shall cease at the time of delivery of these Articles of Incorporation to the Arizona Corporation Commission.

8.                                                                                       Indemnification of Officers, Directors, Employees and Agents

The Corporation shall indemnify any person who incurs expenses or liabilities by reason of the fact he or she is or was an officer, director, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise. This indemnification shall be mandatory in all circumstances in which indemnification is permitted by law.

9.                                                                                       Limitation of Liability.

To the fullest extent permitted by the Arizona Revised Statutes as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for any action taken or any failure to take any action as a director. No repeal, amendment or modification of this article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director of the Corporation occurring prior to such repeal, amendment or modification.

EXECUTED this first day of October, 1996, by the incorporator.

/s/ Frank G. Long
Frank G. Long

ARTICLES OF AMENDMENT

TO ARTICLES OF INCORPORATION

OF

VIRTUAL CYBER SYSTEMS, INC.

Virtual Cyber Systems, a corporation organized and existing under and by virtue of the laws of Arizona, hereby amends its Articles of Incorporation, and for that purpose, submits the following statement:

1.                                       The name of the corporation is VIRTUAL CYBER SYSTEMS, INC.

Article One of the Articles of Incorporation is hereby deleted in its entirety and the following Article One is hereby substituted in its place:

“1. Name. The name of the corporation is Concord Emerging Technologies, Inc.”

3.                                       The foregoing amendment was jointly adopted by the Board of Directors and the sole stockholder by unanimous written consent on December 23, 2002. 100% of the outstanding shares eligible to vote unanimously adopted the amendment.

4.                                       The foregoing amendment shall be effective at the close of business on December 31, 2002.

Dated this 23rd day of December, 2002.

VIRTUAL CYBER SYSTEMS, INC.

By:	/s/ Edward T. Haslam

Edward T. Haslam
Treasurer